Exhibit (h)(10)

PIMCO VARIABLE INSURANCE TRUST

Form Of

SERVICES AGREEMENT

FOR CLASS M SHARES

This Agreement is made as of April             , 2004, by and among PIMCO Variable Insurance Trust (the “Trust”), The Manufacturers Insurance Company (U.S.A.), a Michigan life insurance company (“ManUSA”) and The Manufacturers Insurance Company of New York, a New York life insurance company (“MNY”) (ManUSA and MNY are collectively referred to as the “Company”).

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in separate series (“Portfolios”), with each Portfolio representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust issues shares of the Portfolios in separate classes of shares, one of which is designated the Class M shares;

WHEREAS, certain beneficial owners of the Trust’s shares (“investors”) may require administrative, recordkeeping, and other services, and the provision of such services to investors requiring these services may benefit such investors and facilitate their ability to invest in the Portfolios;

WHEREAS, the Trust has adopted a Services Plan pursuant to which the Trust, on behalf of each Portfolio, may enter into agreements with insurance companies, registered investment advisers, registered broker-dealers, banks, trust companies, plan sponsors and recordkeepers and other persons or entities or that agree to provide administrative, recordkeeping, and investor services to their clients, members or customers who purchase shares of a Portfolio, directly or indirectly; and

WHEREAS, the Trust desires that the Company provide, or arrange for the provision of, certain administrative, recordkeeping, and/or investor services with respect to the Class M shares of the Portfolios set forth in Exhibit A hereto, as such Exhibit may be amended or revised from time to time, in accordance with the terms and conditions of this Agreement set forth below.

W I T N E S S E T H:

The Trust and the Company agree as follows:

1. Appointment. The Trust hereby authorizes the Company to provide certain administrative, recordkeeping and investor services to investors in the Class M shares of each Portfolios that are the clients, member, or customers of the Company. The appointment of the Company hereunder is non-exclusive, and the Company recognizes and agrees that, from time to time, the Trust (or its agent) may enter into other agreements with financial intermediaries with respect to the provision of administrative, recordkeeping and/or investors services.

2. Services to be Performed. For the duration of this Agreement, the Company agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios as from time to time in effect (collectively, the “Prospectus”), to provide in respect of investors investing in Class M shares of the Portfolios: teleservicing support in connection with Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors’ votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Trust or Pacific Investment Management Company (the administrator of the Portfolios) as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting investors’ interests in one or more Portfolios; provision and administration of insurance features for the benefit of investors in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for investors; maintaining account records and providing investors with account statements; processing dividend payments; issuing investor reports and transaction confirmations; providing subaccounting services; general account administration activities; and providing such similar services as the Trust may reasonably request to the extent the Company is permitted to do so under applicable statutes, rules or regulation.

3. Compliance with Laws. In performing its duties under this Agreement, the Company agrees to abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974.

4. Compensation. In consideration of the Company’s provision of the services as described in this Agreement, the Trust agrees, subject to the limitations of applicable law and regulations, including rules of the National Association of Securities Dealers, Inc., to pay the Company fees (“Service Fees”) at an annual rate of up to 0.20% of the average of the aggregate net asset value of outstanding Class M shares serviced by the Company, measured on each business day during each month. The Company may, in turn, pay any or all of these fees to service providers with whom it has entered into service agreements, with no recourse to or liability on the part of the Trust or any Portfolio. The applicable portion of the Service Fees will be paid by the Trust within 20 days following the end of each calendar month. The parties acknowledge and agree that the Service Fees will be paid by the Trust on behalf of each Portfolio and shall be paid for each Portfolio only so long as this Agreement is in effect.

The fee rate with respect to any Portfolio may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to the Company.

In addition, the Company will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

5. Term and Termination.

(a) This Agreement is entered into by the Trust in accordance with the terms of the Services Plan. Accordingly, unless sooner terminated, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of the Distribution Plan or any agreements related to it (“Plan Trustees”), cast in person at a meeting called for the purpose of voting on the Services Plan and such related agreements.

(b) This Agreement may be terminated, with respect to the Class M shares of a Portfolio, at any time without the payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of a Portfolio’s Class M shares, on 30 days’ written notice. Notice of termination (or non-renewal) of the Services Plan by the Trustees shall constitute a notice of termination of this Agreement.

(c) This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act.

6. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of California applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

7. Limitation on Liability. It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Trust personally, but shall bind only the trust property of the Portfolios attributable to Class M, as provided in the Declaration of Trust of the Trust. The execution and delivery of the Agreement by the Trust’s officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the trust property of the Portfolios attributable to Class M.

8. Exculpation: Indemnification

(a) The Trust shall not be liable to the Company and the Company shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by any party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by the Company of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by the National Association of Securities Dealers, Inc.

(b) The Company will indemnify the Trust and hold it harmless from any claims or assertions relating to the lawfulness of the Company’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of the Company and performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the Company.

9. Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party’s address identified on the signature page to this Agreement or such other address as any party may by written notice provide to the others. A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

10. Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings among the parties with respect to the subject matter hereof, whether oral or written, express or implied.

11. Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by all of the parties.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Variable Insurance Trust

By: Name: Title:	Address for Notices: 840 Newport Center Drive Newport Beach, CA 92600 Fax: (949) 720-6773

The Manufacturers Insurance Company (U.S.A.)

By: Name: Title:	Address for Notices:

The Manufacturers Insurance Company of New York

By: Name: Title:	Address for Notices:

SCHEDULE A

TO THE SERVICES AGREEMENT FOR CLASS M SHARES

[DATE]

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